Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of MainSource Financial Group, Inc. and MainSource Capital Statutory Trust I on Form S-3 of our report, dated March 12, 2008, with respect to the consolidated financial statements of MainSource Financial Group, Inc. and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of MainSource Financial Group, Inc. for the year ended December 31, 2007 and the reference to us under the heading “Experts” in this prospectus.

Crowe Horwath LLP

Louisville, Kentucky

February 17, 2009